Exhibit 99.1

CELSIUS HOLDINGS REPORTS INCREASED REVENUE
DELRAY BEACH, Fla., November 6, 2009 — Celsius Holdings, Inc. (OTC BB: CSUH.OB) today reported revenue of $1.3 million for the three months ended September 30, 2009 versus $436,000 for the same period in the previous year, an increase of 208.4%.  Revenue for the nine month period ended September 30, 2009 was $3.5 million versus $2.0 million for the same period in the previous year, an increase of 76.8%. The company recorded a net loss of $2.7 million for the three month period ended September 30, 2009 versus $1.8 million for the same period last year, or $0.02 and $0.01 per basic and diluted share, respectively.

Mr. Stephen C. Haley, chairman and CEO said: “We are moving into the growth phase for the company. Reorders remain strong and we added several significant retailers during the quarter.  We announced recent retailer additions such as XtraMart, Fred Meyer, Wegmans, Wright Wisner, Tops, Duane Reade, SuperValu and Shoprite. This shows that our focus remains to increase distribution and Celsius has already or will be hitting the shelves of these and other retailers over the upcoming months.”

Mr. Haley continued: “We are seeing retailer and consumer acceptance growing and in September we launched a substantial national marketing campaign to build consumer awareness and we are executing with multiple marketing vehicles from television and radio to print and internet.”

The company's quarterly conference call is scheduled for 4:30 p.m. ET Tuesday, November 10. The call may be accessed through live webcast links on the company's internet homepage, http://www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	September 30,	December 31,
	2009	2008
ASSETS
Current assets	$3,042,016	$1,750,576
Long-term note receivable	-	250,000
Other long-term assets	209,659	202,193
Total Assets	$3,251,675	$2,202,769
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities, other	$1,392,406	$733,537
Current liabilities, related parties	1,580,000	120,000
Convertible note payable, net of debt discount	2,415,281	562,570
Other long term liabilities	185,497	775,435
Total Liabilities	5,573,184	2,191,542

Stockholders’ (Deficit) Equity	(2,321,509)	11,227
Total Liabilities and Stockholders’ (Deficit) Equity	$3,251,675	$2,202,769

Celsius Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenue	$1,343,002	$435,484	$3,480,475	$1,968,975
Cost of revenue	766,553	456,293	1,987,389	1,386,509
Gross profit	576,449	(20,809)	1,493,086	582,466

Selling and marketing expenses	2,620,103	1,356,642	5,295,383	2,909,993
General and administrative expenses	624,007	434,182	1,427,747	1,322,579
Loss from operations	(2,667,661)	(1,811,633)	(5,230,044)	(3,650,106)

Interest expense, net	50,244	32,592	105,785	292,382
Net loss	$(2,717,905)	$(1,844,225)	$(5,335,829)	$(3,942,488)

Basic and diluted:
Weighted average shares outstanding	150,842,575	136,388,430	149,774,074	122,626,170
Loss per share	$(0.02)	$(0.01)	$(0.04)	$(0.03)

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com
Source: Celsius Holdings, Inc.

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